UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2026

USBC, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37479	90-0273142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 E 2nd Street, 15th Floor, Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

775-239-7673
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	USBC	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On April 27, 2026, USBC, Inc. (the “Company”) drew an additional fixed-rate borrowing of $5.0 million (the "Second Draw") under its previously disclosed Master Loan Agreement with Payward Interactive dated March 18, 2026 (the “MLA”), which provides for borrowings of up to $25.0 million in aggregate principal amount for up to a twelve-month term, subject to the execution of one or more individual loan term sheets.

The Second Draw increases the aggregate principal amount outstanding under the MLA to $10.0 million and bears interest at a rate of 8.5% per annum maturing on April 27, 2027, unless earlier terminated in accordance with the terms of the MLA.

Borrowings under the MLA are solely secured by Bitcoin collateral held in custody with Payward Financial, Inc. and subject to customary collateral maintenance provisions, including specified margin requirements and liquidation rights in the event of a collateral shortfall.

The foregoing description of the MLA does not purport to be complete and is qualified in its entirety by reference to the full text of the MLA, a copy of which was filed as Exhibit 10.34 to the Company’s Transition Report on Form 10-K for the transition period from October 1, 2025 to December 31, 2025, as filed with the Securities and Exchange Commission (the "SEC") on March 25, 2026.

Item 8.01 - Other Events

On March 10, 2026, the Company announced the initiation of Phase 1 of its multi-phase delivery strategy to bring the USBC tokenized deposit product to market. Phase 1 is being conducted with a limited group of internal users to perform technical readiness testing of product features, such as onboarding and identity recovery, ACH funding, spending, treasury conversion, messaging, and activity logging in a controlled environment.

Phase 1 testing is progressing and development activity continues to advance across vendor coordination, infrastructure build-out, and platform integration, with the Company engaging specialized partners to support key components of the tokenized deposit product offering. Results to date are informing the Company's evaluation of timing for subsequent phases of the product delivery strategy and the ultimate retail product launch. Associated development costs are accelerating as the program advances and are expected to be significant.

The Company continues to execute under its Affiliate Services Agreement with Vast Holdings, Inc. (“Vast”), pursuant to which Vast provides strategic, operational and administrative services that support the development of the Company’s tokenized deposit platform (the "Agreement"). As of April 30, 2026, the Company has incurred approximately $3.5 million in reimbursements to Vast for actual development-related costs under the $10.5 million cap contained in the Agreement which expires on December 31, 2026.

The foregoing description of the Affiliate Services Agreement with Vast does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as Exhibit 10.35 to the Company's Transition Report on Form 10-K for the transition period from October 1, 2025 to December 31, 2025, as filed with the SEC on March 25, 2026.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s ongoing product development activities, the testing and progression of its tokenized deposit product offering, the anticipated timing and execution of future development phases, the potential launch of a retail product, the Company’s engagement with third-party partners and vendors including affiliated service providers, and expected future expenditures and reimbursements in connection with such activities. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, regulatory approvals, market adoption, technological developments, and other risks and uncertainties more fully detailed in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the transition period ended December 31, 2025, Forms 10-Q and 8-K, and other reports filed with the SEC from time to time. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company’s actual results may differ materially from those expressed or implied in such statements. Forward-looking statements contained in this Current Report are only made as of this date, and the Company undertakes no duty to update such information after the date of this Current Report except as required under applicable law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

USBC, INC.

Date: May 1, 2026	By:	/s/ Kitty Payne
	Name:	Kitty Payne
	Title:	Chief Financial Officer